Exhibit 99.1

PRESS RELEASE

SEACOR Announces Adjustment to the Conversion Rate of its 2.50% Convertible Senior Notes due 2027

Fort Lauderdale, Florida
February 15, 2013

FOR IMMEDIATE RELEASE-SEACOR Holdings Inc. (NYSE: CKH) (“SEACOR” or the “Company”) today announced an adjustment to the conversion rate of its 2.50% convertible senior notes due 2027 (the “notes”) in connection with its distribution of all of the outstanding shares of common stock of its subsidiary, Era Group Inc. on January 31, 2013 (the “spin-off”). The ex-dividend date for the spin-off was February 1, 2013. As a result of the spin-off, the conversion rate was adjusted to 12.0015 from 9.2089 shares of SEACOR's common stock per $1,000 principal amount of the notes. The adjusted conversion rate is equivalent to an adjusted conversion price of approximately $83.32 per share, compared to the prior price of approximately $108.59 per share.
About SEACOR

SEACOR is a global provider of equipment and services primarily supporting the offshore oil and gas and marine transportation industries. SEACOR offers customers a diversified suite of services including offshore marine, inland river, marine transportation, crisis and emergency management preparedness and response solutions, commodity trading and logistics and offshore and harbor towing. SEACOR is focused on providing highly responsive local service combined with the highest safety standards, innovative technology, modern, efficient equipment and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Cautionary Note Regarding Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the effect the spin-off of the Company's Aviation Services business will have on the Company's operating results; the ability to realize the expected benefits of the spin-off of the Aviation Services business; decreased demand and loss of revenues as a result of U.S. government implemented moratoriums directing operators to cease certain drilling activities and any extension of such moratoriums (the “Moratoriums”); weakening demand for the Company's services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to Moratoriums; increased government legislation and regulation of the Company's businesses which could increase cost of operations; increased competition if the U.S. cabotage laws known as the Shipping Act of 1916 and the Merchant Marine Act of 1920, as amended (“Jones Act”) is repealed; liability, legal fees and costs in connection with providing emergency response services, including the Company's involvement in response to the oil spill that resulted from the sinking of the Deepwater Horizon in April 2010; decreased demand for the Company's services as a result of declines in the global economy; decreased demand for the Company's inland river services due to drought conditions and other climatic conditions affection river navigation and/or grain harvests; declines in valuations in the global financial markets and a lack of liquidity in the

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credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations; the cyclical nature of the oil and gas industry; activity in foreign countries and changes in foreign political, military and economic conditions; safety record requirements related to Offshore Marine Services and Marine Transportation Services; decreased demand for Marine Transportation Services and Harbor and Offshore Towing Services due to construction of additional refined petroleum products, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or another change in existing methods of delivery; compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations; the dependence of Offshore Marine Services and Marine Transportation Services on a small number of customers; consolidation of the Company's customer base; safety issues experienced by a particular helicopter model that could result in customers refusing to use that helicopter model or a regulatory body grounding that helicopter model, which could also permanently devalue that helicopter model; the ongoing need to replace aging vessels and aircraft; industry fleet capacity; restrictions imposed by the U.S. federal maritime laws and regulations on the amount of foreign ownership of the Company's common stock; operational risks of Offshore Marine Services, Marine Transportation Services and Harbor and Offshore Towing Services; effects of adverse weather conditions and seasonality; dependence of emergency response revenue on the number and size of events and upon continuing government regulation in this area and Emergency and Crisis Services' ability to comply with such regulation and other governmental regulation; liability in connection with providing emergency response services; the level of grain export volume; the effect of fuel prices on barge towing costs; variability in freight rates for inland river barges; the effect of international economic and political factors in Inland River Services' operations; adequacy of insurance coverage; the attraction and retention of qualified personnel by the Company; and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under “Forward-Looking Statements” in Item 7 on the Company's Form 10-K and SEACOR's periodic reporting on Form 10-Q and Form 8-K (if any), which are incorporated by reference.

For additional information, contact Molly Hottinger at (954) 627-5278.

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